Exhibit 99.1

Ur-Energy Announces Retirement of CEO John Cash, Names President Matthew Gili as Successor

LITTLETON, COLORADO – (ACCESS Newswire) – October 13, 2025 – Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (“Ur-Energy” or the “Company”) today announced, as part of the Company’s long-term leadership succession planning, that John W. Cash, who has been with Ur-Energy since 2007 and has served as Chief Executive Officer (CEO) since 2022, will resign as CEO on December 12, 2025. Matthew D. Gili, the Company’s President, will succeed Mr. Cash as CEO and will also join the Board of Directors on December 13, 2025. Mr. Cash will continue to serve as Chairman of the Board of Directors. He will also continue working closely with the management team as a strategic advisor following his retirement to support a seamless leadership transition and ongoing Company growth.

During his time as CEO of Ur-Energy, Mr. Cash has been instrumental in securing a robust contract book of uranium sales agreements which facilitated the Company’s 2022 decision to return to commercial production at the Company’s Lost Creek project and the 2024 decision to construct the Company’s second in situ recovery project, Shirley Basin, which is expected to commence operations in early 2026. Previously, Mr. Cash led the permitting and licensure of the Lost Creek Mine, which ultimately became a leading low-cost uranium producer, its expansion into LC East and the Shirley Basin Mine.

Mr. Cash stated, “After 18 years with Ur-Energy and 31 years in the uranium exploration and mining industry, it is time for me to retire from day-to-day management. Ur-Energy’s strong executive team and Board have been an absolute pleasure to work with over the past nearly two decades. The Company is well-positioned for significant growth, and I look forward to utilizing my years of experience in the industry while continuing as Ur-Energy’s Chairman of the Board and as an engaged strategic advisor.”

Mr. Cash continued, “Over the past several months, Matt Gili has demonstrated his skills in leading safe operations, and I am confident that Matt and his highly experienced management team will lead the Company into its best days as we all enjoy the burgeoning nuclear renaissance.”

He added, “I don’t plan on leaving the nuclear industry. I will be forming a non-profit with the objective of exposing young adults to opportunities in science and the nuclear industry. For the nuclear industry to respond to growing demand and realize its full potential, we must attract and retain a qualified workforce across the entire fuel cycle. As a long-time participant and beneficiary of the nuclear industry, I feel it is incumbent on me to be a part of that effort.”

“On behalf of the Board of Directors, I thank John for his dedication to the Company for the past two decades,” said Thomas Parker, Lead Director of Ur-Energy’s Board of Directors. “His deep expertise in the industry and commitment to excellence have played a key role in the Company’s success. We are excited to welcome Matt Gili as our next CEO. Matt is an experienced executive and has proven he is a knowledgeable and focused operator. We are fortunate to have Matt lead the Company as we advance toward our goal of being the leading U.S. uranium miner.”

Since joining Ur-Energy, Matt has immersed himself in operations at Lost Creek and construction of Shirley Basin. Matt is a Professional Engineer with deep C-suite experience, having served as a CEO, Chief Operating Officer, Chief Technical Officer and Executive General Manager. Mr. Gili has served in executive roles with publicly traded mining companies, including as President and Chief Operating Officer of i-80 Gold Corporation (2021-2025) and, prior to that, as CEO with Nevada Copper Corporation (2018-2020). Mr. Gili also had long tenures working on numerous international and domestic mining projects with major mining companies Rio Tinto and Hecla. He has served as President of Ur-Energy since June 2025.

“I’m incredibly honored and excited to take on the role of CEO at Ur-Energy,” said Ur-Energy President Matt Gili, “This is an extraordinary Company with exceptional people, strong values, and tremendous potential. I look forward to working alongside our talented team to build on Ur-Energy’s solid foundation and take the Company to the next level.”

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 3.0 million pounds of U3O8 from Lost Creek since the commencement of operations. Ur-Energy has begun development and construction activities at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming. Ur-Energy is engaged in uranium recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur-Energy’s common shares is on the NYSE American under the symbol “URG.” Ur-Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

Contact Information

Valerie Kimball

IR Director

Valerie.kimball@ur-energy.com

720-460-8534

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates,” “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements include, for example, statements regarding the future involvement of John Cash as a strategic advisor or Chairman of the Board of Directors, the Company’s production at Lost Creek and efforts to commence production at Shirley Basin, and the prospects for continued growth of the Company.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management's beliefs, expectations or opinions that occur in the future.